EXHIBIT 5

1717 Main Street, Suite 3700 Dallas, Texas 75201 214.659.4400 Phone 214.659.4401 Fax andrewskurth.com

January 29, 2008

Wal-Mart Stores, Inc.

702 Southwest 8th Street

Bentonville, Arkansas 72716

Wal-Mart Stores, Inc.

$750,000,000 5.800% Notes Due 2018

$750,000,000 6.500% Notes Due 2037

Ladies and Gentlemen:

Reference is made to the Pricing Agreement between Wal-Mart Stores, Inc., a Delaware corporation (the “Company”), and Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Lehman Brothers Inc. and UBS Securities LLC (the “Representatives”), acting for themselves and as representatives of the other several underwriters named in Schedule I to that agreement (the “Underwriters”), dated January 23, 2008 (the “Pricing Agreement”), and to the Underwriting Agreement, dated January 23, 2008 (the “Underwriting Agreement”), between the Company and the Representatives, as incorporated by reference into the Pricing Agreement (the Underwriting Agreement and the Pricing Agreement are collectively referred to as the “Agreement”).

Further reference is made to (i) the Registration Statement on Form S-3 (File No. 333-130569), which was prepared pursuant to the Securities Act of 1933, as amended (the “Securities Act”), was filed with the Securities and Exchange Commission (the “Commission”) on December 21, 2005, and, upon filing with the Commission, became effective pursuant to Rule 462(e) of the Securities Act (the “Registration Statement”), (ii) Post-Effective Amendment No. 1 to the Registration Statement, which was prepared pursuant to the Securities Act, was filed with the Commission on December 7, 2006 and, upon filing with the Commission, became effective pursuant to Rule 462(e) (the “Post-Effective Amendment”), (iii) the Prospectus dated December 21, 2005 constituting a part of the Registration Statement, including the documents incorporated therein by reference, which documents are listed on Annex A hereto (the “Base Prospectus”), (iv) the Final Term Sheet, dated January 23, 2008 relating to $750,000,000 aggregate principal amount of the Company’s 5.800% Notes Due 2018 (the “2018 Notes”) and $750,000,000 aggregate principal amount of the Company’s 6.500% Notes Due 2037 (the “2037 Notes” and, together with the 2018 Notes, the “Notes”), which was filed with the Commission pursuant to Rule 433 under the Securities Act on January 24, 2008 (the “Final Term Sheet”), (v) the Prospectus Supplement dated January 23, 2008, which supplements the Base Prospectus and which was filed with the Commission pursuant to Rule 424(b)(2) under the Securities Act on

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January 29, 2008

January 25, 2008 (the “Prospectus Supplement”) and (vii) the Indenture, dated as of July 19, 2005 (the “Original Indenture”), between the Company and The Bank of New York Trust Company, N.A., as trustee under such indenture (in such capacity, the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of December 1, 2006, between the Company and the Trustee (the “First Supplemental Indenture” and the Original Indenture as supplemented by the First Supplemental Indenture, the “Indenture”).

We have acted as counsel to the Company in connection with the offer and sale of the Notes by the Company.

In rendering this opinion, we have examined and relied upon, without independent investigation or verification, executed originals, counterparts or copies of the Restated Certificate of Incorporation and the Amended and Restated By-laws of the Company, each as amended and restated to date and in effect on the date hereof; the Registration Statement; the Post-Effective Amendment; the Base Prospectus; the Final Term Sheet; the Prospectus Supplement; the Indenture; the Agreement; the form of the two global notes, each to be dated January 30, 2008, one of which will be in the principal amount of $500,000,000 and one of which will be in the principal amount of $250,000,000, each payable to Cede & Co., which will collectively represent the 2018 Notes being sold to the Underwriters pursuant to the Agreement (the “2018 Global Notes”); the form of the two global notes, each to be dated January 30, 2008, one of which will be in the principal amount of $500,000,000 and one of which will be in the principal amount of $250,000,000, each payable to Cede & Co., which will collectively represent the 2037 Notes being sold to the Underwriters pursuant to the Agreement (together, the “2037 Global Notes” and, collectively with the 2018 Global Note, the “Global Notes”); resolutions of the Board of Directors of the Company; resolutions of the Executive Committee of the Board of Directors of the Company; the Note Issuance Approval, dated as of January 23, 2008, executed by the Company’s Executive Vice President, Finance and Treasurer and Senior Vice President, Corporate Finance and Assistant Treasurer; the Series Terms Certificate Pursuant to Section 3.01 of the Indenture Relating to 5.800% Notes Due 2018; the Series Terms Certificate Pursuant to Section 3.01 of the Indenture Relating to 6.500% Notes Due 2037; and such other documents, records and certificates as we considered necessary or appropriate to enable us to express the opinions set forth herein. In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic and complete originals of all documents submitted to us as photostatic, conformed, notarized or certified copies.

In rendering this opinion, we have assumed, without investigation or independent verification, that (i) each natural person signing any document reviewed by us had the legal capacity to do so, (ii) each person signing in a representative capacity (other than on behalf of the Company) had the authority to sign in such capacity, (iii) the Agreement has been duly authorized and validly executed and delivered by the Company and the other parties thereto, (iv)

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January 29, 2008

at or prior to the time of delivery of the Global Notes, the authorization of the Notes and of each of the Series of the Notes of which the Notes are a part will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity or enforceability of the Notes, (v) the Global Notes executed and delivered by the Company as contemplated herein will be identical in form to the copies of the Global Notes examined by us as described herein and (vi) the Indenture is the legal, valid and binding agreement of the Trustee, enforceable against the Trustee in accordance with its terms.

As to certain facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that (i) upon the execution and delivery of each of the 2018 Global Notes and their authentication in accordance with the terms of the Indenture against payment therefor in accordance with the Agreement, the 2018 Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and will be entitled to the benefits of the Indenture; and (ii) upon the execution and delivery of each of the 2037 Global Notes and the authentication of each of the 2037 Global Notes in accordance with the terms of the Indenture against payment therefor in accordance with the Agreement, the 2037 Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and will be entitled to the benefits of the Indenture.

The foregoing opinion is qualified to the extent that the enforceability of the Indenture, the Notes or any related document or instrument may be limited by or subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, liquidation, rearrangement, probate, conservatorship, fraudulent conveyance, fraudulent transfer or other similar laws (including court decisions) now or hereafter in effect relating to or affecting creditors’ rights and remedies generally or providing for the relief of debtors, general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law) or public policy.

We note that the enforceability of specific provisions of the Indenture and the Notes may be subject to (i) standards of reasonableness and “good faith” limitations and obligations such as those provided in the New York Uniform Commercial Code and similar applicable principles of common law and judicial decisions and (ii) the course of dealings between the parties, the usage of trade and similar provisions of common law and judicial decision.

We express no opinion as to the enforceability of the severability clauses in Section 1.11 of the Indenture, Section 5 of the First Supplemental Indenture or Section 16 of the Global Notes or any provision of the Indenture or the Global Notes that purports to waive or not give effect to

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rights to notice, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law, including Section 1.15 and Section 12.01 of the Indenture and Section 13 of the Global Notes. We express no opinion with respect to the enforceability of (i) the parenthetical clause in Section 8.07(i) of the Indenture relating to the limitations on the compensation of trustees or (ii) Section 12.01 of the Indenture and Section 13 of the Global Notes to the extent that either of those provisions purport to waive liability for violation of securities laws. We express no opinion as to any provision of the Indenture that purports to confer subject matter jurisdiction in respect of bringing suits, enforcement of judgments or otherwise on any federal court, to the extent such court does not otherwise have such jurisdiction.

The foregoing opinions are limited in all respects to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware (including the pertinent provisions of the Constitution of the State of Delaware and pertinent reported judicial decisions construing the General Corporation Law of the State of Delaware and such provisions of the Constitution of the State of Delaware). We do not express any opinion as to the laws of any other jurisdiction.

This opinion letter may be filed as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission in connection with the offer and sale of the Notes by the Company and the Registration Statement and which will be incorporated by reference into the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Andrews Kurth LLP

Annex A to the Opinion Letter, dated January 29, 2008, of Andrews Kurth LLP to Wal-Mart Stores, Inc.

The Annual Report on Form 10-K of Wal-Mart Stores, Inc. for its fiscal year ended January 31, 2007

The Quarterly Report on Form 10-Q of Wal-Mart Stores, Inc. for its quarter ended April 30, 2007

The Quarterly Report on Form 10-Q of Wal-Mart Stores, Inc. for its quarter ended July 31, 2007

The Quarterly Report on Form 10-Q of Wal-Mart Stores, Inc. for its quarter ended October 31, 2007

The Current Report on Form 8-K of Wal-Mart Stores, Inc. filed February 2, 2007

The Current Report on Form 8-K of Wal-Mart Stores, Inc. filed April 3, 2007

The Current Report on Form 8-K of Wal-Mart Stores, Inc. filed April 5, 2007

The Current Report on Form 8-K of Wal-Mart Stores, Inc. filed August 23, 2007

The Current Report on Form 8-K of Wal-Mart Stores, Inc. filed January 18, 2008

The Current Report on Form 8-K of Wal-Mart Stores, Inc. filed January 25, 2008

The Proxy Statement on Schedule 14A of Wal-Mart Stores, Inc. filed April 19, 2007

Annex A—Solo Page